Exhibit 99.(a)(2)

STATE OF DELAWARE

AMENDMENT TO CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: The 2023 ETF Series Trust II

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of The 2023 ETF Series Trust II is changed to: GMO ETF Trust.

3.	This Certificate of Amendment shall be effective Upon filing.

IN WITNESS WHEREOF, the undersigned, have executed this Certificate on the 17th day of October, 2025.

Signature

/s/ Paul Braverman
Paul Braverman
Trustee